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                                                                     EXHIBIT 8.1

              SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                          Four Times Square
                      New York, New York 10036


                                    October 10, 2000


Citigroup Inc.
399 Park Avenue
New York, New York  10043

Ladies and Gentlemen:

            We have acted as counsel to Citigroup Inc. ("Parent") in connection with the proposed merger (the "Merger") of AFS Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Merger Sub"), with and into Associates First Capital Corporation, a Delaware corporation ("Company"), pursuant to the Agreement and Plan of Merger, dated as of October 6, 2000, by and among Parent, Merger Sub and Company (the "Merger Agreement"). This opinion is being furnished in connection with the proxy statement/prospectus (the "Proxy Statement/Prospectus") which is included in Amendment No. 1 to the Registration Statement on Form S-4 of Parent (the "Registration Statement") filed on the date hereof with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), and in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.

            In rendering our opinion set forth below, we have reviewed the Proxy Statement/Prospectus and such other materials as we have deemed necessary or appropriate as a basis for our opinion. In addition, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder (the "Regulations"), pertinent judicial authorities, rulings of the Internal Revenue Service (the "IRS") and such other authorities as we have considered relevant, in each case, in effect on the date hereof. It should be noted that the Code, the Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. Additionally, our opinion is not binding on the IRS or



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Citigroup Inc.
October 10, 2000
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a court and, accordingly, the IRS may assert a position contrary to our opinion and a court may agree with the IRS's position. A material change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Proxy
Statement/Prospectus, could affect our conclusions stated herein.

            Based solely upon and subject to the foregoing, although the discussion in the Proxy Statement/Prospectus under the caption "THE MERGER-Federal Income Tax Consequences of the Merger" does not purport to discuss all of the anticipated United States federal income tax consequences of the Merger, it is our opinion that such discussion constitutes in all material respects a fair and accurate summary of the anticipated United States federal income tax consequences of the Merger under existing law.

            Except as expressly set forth above, we express no other opinion regarding the tax consequences of the Merger. In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the use of our name under the captions "THE MERGER-Federal Income Tax Consequences of the Merger" and "LEGAL MATTERS" in the Proxy Statement/Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.


                                    Very truly yours,

                                    /s/  SKADDEN, ARPS, SLATE,
                                    MEAGHER & FLOM LLP